Exhibit 99.1

Michael McAndrew, Chief Financial Officer
Black Box Corporation
(724) 873-6788
(724) 873-6799 (fax)
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION RECEIVES ADDITIONAL NASDAQ NOTICE; BANKS EXTEND WAIVER
PITTSBURGH, PENNSYLVANIA, June 14, 2007 — Black Box Corporation (NASDAQ GSM: BBOX) today reported that, on June 8, 2007, it received an additional notice of non-compliance from the Staff of The Nasdaq Stock Market (“NASDAQ”), stating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) and, therefore, its common stock is subject to delisting, due to the delay in filing its Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (the “Form 10-K”).
As previously announced on February 20, 2007, the Company received an initial NASDAQ notice of non-compliance regarding the delay in filing its Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2006 (the “Form 10-Q”). The Form 10-Q and Form 10-K filing delays are the result of the previously-announced review of the Company’s historical stock option grant practices being undertaken by the Audit Committee of the Board of Directors of the Company with the assistance of outside legal counsel, as well as the delay in the completion of the audit of the Company’s financial statements for the fiscal year ended March 31, 2007 as a result of these matters.
In response to the initial notice of non-compliance, the Company requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). Following the hearing, the Panel granted the Company’s request for continued listing, subject to certain requirements, including: (1) on or before June 20, 2007, the Company must file the Form 10-Q as well as any required restatements; and (2) the Company must provide NASDAQ with additional information regarding the Company’s independent review of its historical stock option practices and related accounting.

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

The Company has provided NASDAQ with the additional information regarding the Company’s independent review of its historical stock option practices and related accounting. On June 12, 2007, the Company requested that the Panel grant an extension through July 23, 2007 with respect to the filing of the Form 10-Q and any required restatements. This request also applies to the filing of the Form 10-K.
As soon as practical following the completion of the Audit Committee’s review and completion of the audit of the Company’s financial statements for the fiscal year ended March 31, 2007, the Company will file its Form 10-Q, any necessary restatements and amended filings and its Form 10-K. At the present time, the Company expects to be able to comply with the Panel’s conditions for continued listing of the Company’s securities as modified by the request.
Bank Waiver
Black Box also announced that, by letter dated June 11, 2007, Citizens Bank of Pennsylvania, as Agent, and the banks under the Company’s senior credit agreement granted a waiver regarding the delivery of the Company’s consolidated financial statements and related compliance certificates for the fiscal third quarter ended December 30, 2006 and fiscal year ended March 31, 2007, as well as the filing with the Securities and Exchange Commission (the “SEC”) of its Form 10-Q and Form 10-K, respectively, for such periods. The waiver extends through July 31, 2007.
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 173 offices throughout the world. To learn more, visit the Black Box website at www.blackbox.com.
Black Box and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the outcome of the review of the Company’s stock options grant practices, including the related SEC inquiry and shareholder derivative lawsuit, the timing and outcome of the NASDAQ process regarding continued listing of the Company’s common stock and the impact of any actions that may be required or taken as a result of such review, SEC inquiry, shareholder derivative lawsuit or the NASDAQ process. Additional risk factors are included in the Company’s Form 10-K. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. Further, there can be no assurance that NASDAQ will grant an additional extension of time. Should the Panel not grant the Company’s request, or should the Company be unable to meet the deadlines set forth in the Panel’s decision as modified by the request, there can be no assurance that NASDAQ will grant a further extension of time or that the Company’s securities will continue to be listed on The NASDAQ Stock Market. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746